EXHIBIT 99
PALL CORPORATION
Director Independence Standards
          In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with Pall Corporation (“Pall”). The Board has established the following guidelines to assist it in determining director independence under the New York Stock Exchange rules. Any director who meets the following standards will be deemed independent by the Board:
1.	The Director was not employed by Pall, and no immediate family member of the Director was employed by Pall as an executive officer, within the preceding three years;

2.	The Director was not affiliated with or employed in a professional capacity, and no immediate family member of the Director was affiliated with or employed in a professional capacity by a present or former internal or external auditor, within the preceding three years;

3.	The Director was not employed by, and no immediate family member of the Director was employed as an officer by, any company for which any Pall executive officer served as a member of such company’s compensation committee within the preceding three years;

4.	Neither the Director, nor any member of the Director’s immediate family received, during any twelve-month period within the last three fiscal years of Pall, direct compensation in excess of $100,000 from Pall other than regular director and committee fees and pension or other deferred compensation for prior services (provided such compensation is not contingent in any way on continued service to Pall);

5.	If the Director is an executive officer or an employee of, or if any immediate family member is an executive officer of, a company that makes payments to, or receives payments from, Pall for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, the Director is not “independent” until three years after falling below such threshold;

6.	The Director is a partner, principal or counsel in a law firm that provides professional services to Pall where the amount of payments for such services is less than $250,000 for each of the preceding three years;

7.	The Director or any member of his/her immediate family serves as an officer, director or trustee of a charitable organization to which Pall makes contributions and Pall’s discretionary contributions to such organization are less than the greater of one percent of such organization’s total annual charitable receipts or $250,000, for each of the preceding three years.
If any relationship exists between Pall and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.